April 13, 2018

Brant Biehn

By email: bbiehn@vaxart.com

Dear Brant:

We are pleased to confirm our offer of employment with Vaxart, Inc. (the “Company”), in the position of SVP, Commercial Operations, with the start date of April 19, 2018 (the “Start Date”), on the terms set forth in this letter agreement (the “Agreement”).

1.                  Position. As SVP, Commercial Operations, you will report directly to Wouter Latour, MD, the Chief Executive Officer of the Company. You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2.                  Salary. Your initial base salary will be $300,000 per year, less applicable withholdings. Your monthly salary will be paid once per month pursuant to the Company’s regular payroll policy. Your salary will be reviewed approximately annually as part of the Company’s normal performance and salary review process,and may be adjusted in the sole discretion of the Company or the Board or its compensation committee.

3.                  Bonus. You will be eligible to participate in the Company’s corporate bonus program. Bonuses are paid annually at the discretion of the Board and the Company’s management, based on both the success of the Company in meeting its goals and on your individual performance. Your annual target performance bonus will initially be equal to 30% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board and the Company’s management. You must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus. Your annual target performance bonus percentage is subject to modification from time to time in the discretion of the Board and the Company’s management.

4.                  Signing Bonus. You will receive a one-time cash signing bonus, to assist with your relocation, in the amount of $10,000 (less required payroll deductions and tax withholdings) to be paid to you in a lump sum on the first Company payroll date after your Start Date. If you terminate your employment with the Company for any reason within 12 months following your Start Date, you will repay the full amount of your signing bonus to the Company upon the date of your termination.

5.                  Equity Award. Following your commencement of employment with the Company, you will be granted, subject to approval by the Board or its compensation committee, an option under the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase approximately 28,800 shares of the Company’s common stock (the “Option”), which is equivalent to approximately 0.4% of the outstanding shares of the Company’s common stock.  The exercise price of the Option shares will be equal to the fair market value of our common stock on the date of grant as determined by reference to the closing sale price as listed on NASDAQ.  The Option will vest with respect to one-fourth of the total number of shares on the one-year anniversary of your vesting commencement date and monthly thereafter for the following three years, subject to your continued services to the Company. The Option will be subject to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.

6.                  Benefits. You will be eligible to participate in the benefits made generally available by the Company to other similarly situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. In addition, you will be eligible to participate in the Company’s 401(k) Plan, and the Company will match 100% of your contribution up to 3% of your salary.

7.                  Vacation, Holidays, and Sick Leave. You will be entitled to paid vacation earned at the pro-rated rate of 1.67 vacation days per month worked (equivalent to 20 days per year for full-time employment) prorated for the days worked in the initial month of your employment. Vacation may be accrued up to a maximum of 200 hours. Vacation may not be taken before it is accrued, without senior management approval, and your balance may not go negative. You will also be entitled to paid holidays, consistent with the Company’s standard holidays each year. Sick leave is accrued at the rate of one hour for every 30 hours worked (up to a maximum of 180 hours).

8.                  At-Will Employment. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without reason or Cause (as defined below). In addition, your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of a written agreement expressly altering the at-will employment relationship and signed by you and the Company’s Chief Executive Officer.

9.                  Termination. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from all offices and directorships, if any, then held with the Company or any subsidiary.  In the event of termination of your employment with the Company, regardless of the reasons for such termination, the Company will pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

10.              Severance. You will be eligible for the severance benefits described in this Section 10.

a.                  In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”), then, in addition to the Accrued Obligations, subject to your obligations below, you will be entitled to receive an amount equal to three months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described below (the “Severance Pay”).

b.                  The Severance Pay is conditional upon (i) your continuing to comply with your obligations under your EPIIA (as defined in Section 12) during the period of time in which you are receiving the Severance Pay; (ii) your delivering to the Company an executed separation agreement and general release of claims in favor of the Company, in the form provided by the Company, within the time period set forth therein, which becomes effective in accordance with its terms, which will be no later than 60 days following your Separation from Service (the “Release”). The Severance Pay will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the amount of the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day, with the balance of the Severance Pay being paid as originally scheduled.

c.                   “Cause” for purposes of your Severance Pay means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation this Agreement and your EPIIA.

d.                  “Good Reason” for purposes of your Severance Pay means the occurrence at any time of any of the following without your prior written consent: (i) a material reduction in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) a material reduction in your base salary; (iii) a non-temporary relocation of your business office to a location that increases your one-way commute by more than 50 miles from the location at which you perform your duties as of immediately prior to the date of such action; or (iv) any willful failure or willful breach by the Company of any of its material obligations under this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part will be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. In order to terminate your employment under this Agreement for Good Reason, you must (1) provide written notice to the Company within 30 days of the first occurrence of the events described above, (2) allow the Company at least 30 days from such receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all position you then hold with the Company effective not later than the 90th day after the initial occurrence of such event.

11.              Taxes. All amounts paid under this Agreement will be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you.

a.                  Section 409A. The Severance Pay provided in this Agreement is intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”)or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein will be interpreted accordingly. Each installment of Severance Pay is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Pay is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Pay will be delayed until the earlier of (i) six  months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee”, all amounts of Severance Pay will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

b.                  Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 11(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you will promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this this Section 11(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this this Section 11(b), you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12.              Other Conditions. As a condition of employment, you must read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“EPIIA”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information. This offer, and any employment pursuant to this offer, is subject to documentary proof of your identity and eligibility to work in the United States on or before your third day of employment. Further, if requested by the Company, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company. If the Company desires that you complete a background check, you will be required to give your consent for the Company, through an outside firm, to complete a criminal background check and verification of information provided on your employment application. This offer, and any employment pursuant to this offer, is conditioned on your execution and return of this Agreement to the Company no later than April 17, 2018, after which time this offer will expire.  By signing and accepting this offer, you represent and warrant that:  (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and will not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

13.              Entire Agreement. If you accept this offer, and the conditions of this offer are satisfied, this Agreement, together with your EPIIA, will constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement will supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this Agreement or contrary to those contained in this Agreement that may have been made to you are expressly cancelled and superseded by this Agreement.  Except as otherwise specified in this Agreement, the terms and conditions of your employment pursuant to this Agreement may not be changed, except by a writing issued by the Chief Executive Officer. California law will govern this Agreement. If any provision of this Agreement is held invalid or unenforceable, such provision will be severed, and the remaining provisions will continue to be valid and enforceable

We look forward to your accepting this offer and our having a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below and return a copy to me at wlatour@vaxart.com. If you have any questions regarding this Agreement, please feel free to contact me.

Sincerely,

 /s/ WOUTER LATOUR, MD

Wouter Latour, MD
Chief Executive Officer

ACCEPTED AND AGREED:

 /s/ BRANT BIEHN
Brant Biehn

 April 14, 2018
Date